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As filed with the Securities and Exchange Commission on November 28, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SL GREEN REALTY CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or other jurisdiction of incorporation or organization)	13-3956775 (I.R.S. Employer Identification Number)
420 Lexington Avenue New York, New York 10170 (212) 594-2700 (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)	Marc Holliday Chief Executive Officer 420 Lexington Avenue New York, New York 10170 (212) 594-2700 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Larry Medvinsky Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock par value $.01 per share	(2)(3)	(2)(3)	(2)(3)	$(2)(3)

Preferred Stock par value $.01 per share	(2)(3)	(2)(3)	(2)(3)	$(2)(3)

Depositary Shares representing Preferred Stock(4)	(2)(3)	(2)(3)	(2)(3)	$(2)(3)

Warrants	(2)(3)	(2)(3)	(2)(3)	$(2)(3)

(1)
The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as shares of Preferred Stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of Common Stock issuable upon the exchange or conversion of shares of Preferred Stock so offered or sold that are exchangeable for or convertible into shares of Common Stock or upon the exercise of Common Stock warrants so offered, sold or distributed. This registration statement also covers shares of Preferred Stock, depositary shares, shares of Common Stock and warrants that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate.

(2)
This registration statement covers an indeterminate amount of the securities of each identified class of securities.

(3)
An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fees, except for $7,937.76 of unutilized fees relating to $62,650,000 aggregate initial offering price of unsold securities that were registered under Registration Statement No. 333-113076, filed on February 25, 2004 (out of an aggregate filing fee of $63,350 that was previously paid for $500,000,000 aggregate initial offering price of securities). Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fees may be applied to the filing fees payable pursuant to this registration statement.

(4)
Each depositary share will be issued under a deposit agreement, which will represent an interest in a fractional share or multiple shares of Preferred Stock and will be evidenced by a depositary receipt.

PROSPECTUS

Common Stock, Preferred Stock, Depositary Shares Representing Preferred Stock and Warrants

        We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

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  shares of common stock, par value $.01 per share;

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  shares of preferred stock, par value $.01 per share;

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  depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts; or

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  warrants to purchase shares of common stock, preferred stock or depositary shares.

        We refer to the common stock, preferred stock, depositary shares and warrants collectively as the "securities" in this prospectus.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be set forth in the applicable prospectus supplement. The prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents, dealers or underwriters involved in the sale of the securities. See "Plan of Distribution" beginning on page 50 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

        Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "SLG." On November 27, 2006, the closing sale price of our common stock on the NYSE was $134.90 per share. Our 7.625% Series C cumulative redeemable preferred stock, liquidation preference $25.00 per share, is listed on the NYSE under the symbol "SLGPrC." On November 27, 2006, the closing sale price of our 7.625% Series C cumulative redeemable preferred stock on the NYSE was $25.84 per share. Our 7.875% Series D cumulative redeemable preferred stock, liquidation preference $25.00 per share, is listed on the NYSE under the symbol "SLGPrD." On November 27, 2006, the closing sale price of our 7.875% Series D cumulative redeemable preferred stock on the NYSE was $26.10 per share.

        See "Risk Factors" beginning on page 2 of this prospectus for a description of risk factors that should be considered by purchasers of the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is November 28, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, in accordance with General Instruction I.D. of Form S-3, using a "shelf" registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf process, we may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this prospectus.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        As used in this prospectus, unless the context otherwise requires, the terms "we," "us," "our" and "our company" refer to SL Green Realty Corp. all entities owned or controlled by SL Green Realty Corp., including SL Green Operating Partnership, L.P., our operating partnership. In addition, the term "properties" means those which we directly own by holding fee title, leasehold or otherwise or indirectly own, in whole or in part, by holding interests in entities that own such properties.

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INFORMATION ABOUT SL GREEN

        We are a self-managed real estate investment trust, or a REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We are the only such REIT to own, manage, lease, acquire and reposition office properties predominantly located in Manhattan. We own substantially all of our assets and conduct all of our business through our operating partnership, SL Green Operating Partnership, L.P. We are the sole managing general partner of our operating partnership and as of September 30, 2006, we owned approximately 95.4% of the outstanding partnership interests in our operating partnership. All of the management and leasing operations with respect to our wholly-owned properties are conducted through SL Green Management LLC, or Management LLC. Our operating partnership owns a 100% interest in Management LLC.

        Our primary business objective is to maximize total return to stockholders through growth in funds from operations and appreciation in the value of our assets during any business cycle. We seek to achieve this objective by assembling a high quality portfolio of Manhattan office properties and capitalizing on current opportunities in the Manhattan office market through: (i) property acquisitions (directly or through joint ventures)—acquiring office properties at significant discounts to replacement costs with market rents at a premium to fully escalated in-place rents which provide attractive initial yields and the potential for cash flow growth, as well as properties with significant vacancies; (ii) property repositioning—repositioning acquired retail and commercial office properties that are under-performing through renovations, active management and proactive leasing; (iii) property dispositions; (iv) integrated leasing and property management; and (v) structured finance investments inclusive of our investment in Gramercy Capital Corp., or Gramercy (NYSE: GKK), in the greater New York area. Generally, we focus on properties that are within a ten-minute walk of midtown Manhattan's primary commuter stations.

        Our management team has developed a comprehensive knowledge of the Manhattan commercial real estate market, an extensive network of tenant and other business relationships and experience in acquiring underperforming office and retail properties and repositioning them through intensive full-service management and leasing efforts.

        As of September 30, 2006, our wholly-owned properties consisted of 20 commercial properties encompassing approximately 9.6 million rentable square feet, which had a weighted average occupancy (total leased square feet divided by total available square feet) of 97.0%. Our portfolio also includes ownership interests in unconsolidated joint ventures, which own seven commercial properties in Manhattan, encompassing approximately 8.8 million rentable square feet, and which had a weighted average occupancy of 95.2% as of September 30, 2006. We also own interests in eight retail and development properties, which encompass approximately 516,000 rentable square feet. In addition, we manage three office properties owned by third parties and affiliated companies encompassing approximately 1.0 million rentable square feet. We also own approximately 25% of the outstanding common stock of Gramercy.

        We were incorporated in the State of Maryland on June 10, 1997. Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170 and our telephone number is (212) 594-2700. We maintain a website at www.slgreen.com. The information contained on or connected to our website is not incorporated by reference into this prospectus, and you must not consider the information to be a part of this prospectus.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing our securities. You should carefully consider the risks described below, in addition to the other information contained in this document, in an applicable prospectus supplement, or incorporated by reference herein or therein, before purchasing any of our securities. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements May Prove Inaccurate" beginning on page 17 of this prospectus. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and in the documents incorporated herein by reference.

Declines in the demand for office space in New York City, and in particular, in midtown Manhattan, resulting from general economic conditions could adversely affect the value of our real estate portfolio and our results of operations and, consequently, our ability to service current debt and to pay dividends to stockholders.

        Most of our office properties are located in midtown Manhattan. As a result, our business is dependent on the condition of the New York City economy in general and the market for office space in midtown Manhattan, in particular. Weakness in the New York City economy could materially reduce the value of our real estate portfolio and our revenues, and thus adversely affect our ability to service current debt and to pay dividends to stockholders.

We may be unable to renew leases or relet space as leases expire.

        When our tenants decide not to renew their leases upon their expiration, we may not be able to relet the space. Even if tenants do renew or we can relet the space, the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms. Over the next five years, through the end of 2010, leases will expire on approximately 35.2% and 32.9% of the rentable square feet at our wholly-owned and joint venture properties, respectively. As of September 30, 2006, approximately 3.4 million and 2.7 million square feet are scheduled to expire by December 31, 2010 at our wholly-owned and joint venture properties, respectively, and these leases currently have annualized escalated rental income totaling approximately $141.8 million and $134.2 million, respectively. If we are unable to promptly renew the leases or relet this space at similar rates, our cash flow and ability to service debt and pay dividends to stockholders would be adversely affected.

The expiration of long term leases or operating sublease interests could adversely affect our results of operations.

        Our interest in six of our commercial office properties is through either long-term leasehold or operating sublease interests in the land and the improvements, rather than by a fee interest in the land. Unless we can purchase a fee interest in the underlying land or extend the terms of these leases before their expiration, we will lose our right to operate these properties and our interest in the improvements upon expiration of the leases, which would significantly adversely affect our results of operations. These properties are 673 First Avenue, 420 Lexington Avenue, 461 Fifth Avenue, 711 Third Avenue, 625 Madison Avenue and 521 Fifth Avenue. The average remaining term of these long-term leases, including our unilateral extension rights on each of the properties, is approximately 38 years. Pursuant to the operating sublease arrangements, we, as tenant under the operating sublease, perform the functions traditionally performed by landlords with respect to our subtenants. We are responsible for not only collecting rent from our subtenants, but also maintaining the property and paying expenses relating to the property. The annualized escalated rents of these properties at September 30, 2006 totaled approximately $159.3 million, or 40.5%, of our total annualized revenue associated with wholly-owned properties.

Reliance on major tenants and insolvency or bankruptcy of these and other tenants could adversely affect our results of operations.

        Giving effect to leases in effect as of September 30, 2006 for wholly-owned and joint venture properties as of that date, our five largest tenants, based on square footage leased, accounted for approximately 22.4% of our share of portfolio annualized rent, and, other than three tenants, Viacom International Inc., Credit Suisse Securities (USA) LLC and Omnicom Group, who accounted for approximately 8.3%, 4.1% and 3.5% of our share of portfolio annualized rent, respectively, no tenant accounted for more than 3.3% of that total. Our business would be adversely affected if any of these tenants or any other tenants became insolvent, declared bankruptcy or otherwise refused to pay rent in a timely fashion or at all.

We may suffer adverse consequences if our revenues decline since our operating costs do not necessarily decline in proportion to our revenue.

        We earn a significant portion of our income from renting our properties. Our operating costs, however, do not necessarily fluctuate in relation to changes in our rental revenue. This means that our costs will not necessarily decline even if our revenues do. Our operating costs could also increase while our revenues do not. If our operating costs increase but our rental revenues do not, we may be forced to borrow to cover our costs, we may incur losses and we may not have cash available for distributions to our stockholders.

We face risks associated with property acquisitions.

        Since our initial public offering, we have made acquisitions of individual properties and portfolios of properties. We intend to continue to acquire individual properties and portfolios of properties, including large portfolios that could significantly increase our size and alter our capital structure. Our acquisition activities and their success may be exposed to the following risks:

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  we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including publicly traded REITs, institutional investment funds and private investors;

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  even if we enter into an acquisition agreement for a property, it is usually subject to customary conditions to closing;

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  even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;

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  we may be unable to finance acquisitions on favorable terms or at all;

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  acquired properties may fail to perform as we expected;

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  our estimates of the costs of repositioning or redeveloping acquired properties may be inaccurate;

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  acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

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  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected.

        We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow. Unknown liabilities with respect to properties acquired might include:

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  liabilities for clean-up of undisclosed environmental contamination;

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  claims by tenants, vendors or other persons dealing with the former owners of the properties;

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  liabilities incurred in the ordinary course of business; and

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  claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We rely on three large properties for a significant portion of our revenue.

        As of September 30, 2006, three of our properties, 420 Lexington Avenue, 1221 Avenue of the Americas and 1515 Broadway, accounted for approximately 29% of our portfolio annualized rent, including our share of joint venture annualized rent, and 1221 Avenue of the Americas and 1515 Broadway alone each accounted for approximately 10% of our portfolio annualized rent, including our share of joint venture annualized rent. Our revenue and cash available for distribution to our stockholders would be materially adversely affected if the groundlease for the 420 Lexington Avenue property were terminated for any reason or if one or all of these properties were materially damaged or destroyed. Additionally, our revenue and cash available for distribution to our stockholders would be materially adversely affected if our tenants at these properties experienced a downturn in their business which may weaken their financial condition and result in their failure to timely make rental payments, defaulting under their leases or filing for bankruptcy.

The continuing threat of terrorist attacks may adversely affect the value of our properties and our ability to generate cash flow.

        There may be a decrease in demand for space in New York City because it is considered at risk for future terrorist attacks, and this decrease may reduce our revenues from property rentals. In the aftermath of a terrorist attack, tenants in the New York City area may choose to relocate their business to less populated, lower-profile areas of the United States that are not as likely to be targets of future terrorist activity. This in turn would trigger a decrease in the demand for space in the New York City area, which could increase vacancies in our properties and force us to lease our properties on less favorable terms. As a result, the value of our properties and the level of our revenues could materially decline.

A terrorist attack could cause insurance premiums to increase significantly.

        We maintain "all-risk" property and rental value coverage (including coverage regarding the perils of flood, earthquake and terrorism) and liability insurance with limits in excess of $200.0 million per location. The property coverage has a blanket limit of $600.0 million per occurrence for all the properties in our portfolio with a sub-limit of $450.0 million for acts of terrorism. The primary property policies expire on December 31, 2007 and the liability policies expire in October 2007. The new property policies will incorporate our newly formed Belmont Insurance Company, or Belmont, which we believe is the beginning of a program that we anticipate will stabilize, to some extent, the fluctuations of the insurance market conditions. Belmont is licensed to write up to $100.0 million of coverage for us, but at this time is providing $50.0 million of terrorism coverage in excess of

$100.0 million. We have a 45% interest in the property at 1221 Avenue of the Americas, where we participate with the Rockefeller Group Inc., which carries a blanket policy providing $1.0 billion of "all-risk" property insurance, including terrorism coverage, and an interest in the property at 100 Park Avenue, where we participate with Prudential, which carries a blanket policy of $500.0 million of "all-risk" property insurance, including terrorism coverage. We also have an interest in the "Bellemead" portfolio, which includes properties in Michigan with the Gale Properties, properties in New Jersey with Mack-Cali and properties in Illinois with Transwestern, which maintain blanket policy limits of $120.0 million, $1.250 billion and $750.0 million, respectively, of "all-risk" property insurance, including terrorism coverage. We, together with Gramercy, own One Madison Avenue, which is under a triple net lease with insurance provided by the tenant, Credit Suisse Securities (USA) LLC. We monitor the coverage provided by Credit Suisse Securities (USA) LLC to make sure that our asset is adequately protected. Although we consider our insurance coverage to be appropriate, in the event of a major catastrophe, such as an act of terrorism, we may not have sufficient coverage to replace certain properties in the event of a catastrophic event. In addition, our policies do not automatically provide coverage for newly acquired properties. Those properties may be added to our portfolio under our existing insurance policies or we may choose to have our partners add these properties to their portfolios if we deem the coverage to be competitive and appropriate to adequately protect such property.

        The Terrorism Risk Insurance Act, or TRIA, which was enacted in November 2002, was renewed on January 1, 2006. Congress extended TRIA, now called TRIEA (Terrorism Risk Insurance Extension Act) until December 31, 2007. Our debt instruments, consisting of mortgage loans secured by our properties (which are generally non-recourse to us), mezzanine loans, ground leases and our 2005 unsecured revolving credit facility and secured and unsecured term loans, contain customary covenants requiring us to maintain insurance. There can be no assurance that the lenders or ground lessors under these instruments will not take the position that a total or partial exclusion from "all-risk" insurance coverage for losses due to terrorist acts is a breach of these debt and ground lease instruments that allows the lenders or ground lessors to declare an event of default and accelerate repayment of debt or recapture of ground lease positions. In addition, if lenders insist on full coverage for these risks, it could result in substantially higher insurance premiums.

Our dependence on smaller and growth-oriented businesses to rent our office space could adversely affect our cash flow and results of operations.

        Many of the tenants in our properties are smaller, growth-oriented businesses that may not have the financial strength of larger corporate tenants. Smaller companies generally experience a higher rate of failure than large businesses. Growth-oriented firms may also seek other office space, including Class A space, as they develop. Dependence on these companies could create a higher risk of tenant defaults, turnover and bankruptcies, which could adversely affect our distributable cash flow and results of operations.

Debt financing, financial covenants, degree of leverage, and increases in interest rates could adversely affect our economic perform

Scheduled debt payments could adversely affect our results of operations.

        The total principal amount of our outstanding consolidated indebtedness was approximately $1.9 billion as of September 30, 2006, consisting of $325.0 million under our unsecured term loan, $200.0 million under our secured term loan, $100.0 million under our junior subordinated deferrable interest debentures and approximately $1.3 billion of non-recourse mortgage loans on thirteen of our properties. In addition, we could increase the amount of our outstanding indebtedness in the future, in part by borrowing under our 2005 unsecured revolving credit facility, which had $486.0 million available for draw as of September 30, 2006. Our 2005 unsecured revolving credit facility matures in

September 2008. Our unsecured term loan matures in August 2009. Our secured term loan matures in May 2010. As of September 30, 2006, the total principal amount of non-recourse indebtedness outstanding at the joint venture properties was approximately $2.6 billion, of which our proportionate share was approximately $1.2 billion. Cash flow could be insufficient to pay distributions at expected levels and meet the payments of principal and interest required under our current mortgage indebtedness, credit facilities, term loans, debentures and indebtedness outstanding at our joint venture properties.

        If we are unable to make payments under our unsecured credit facility and our secured and unsecured term loans, all amounts due and owing at such time shall accrue interest at a rate equal to 4% higher than the rate at which each such loan was made. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose on the property, resulting in loss of income and asset value. Foreclosure on mortgaged properties or an inability to make scheduled payments under our secured and unsecured term loans and unsecured credit facility would have a negative impact on our financial condition and results of operations.

        We may not be able to refinance existing indebtedness, which in all cases requires substantial principal payments at maturity. In 2006, no debt on our wholly-owned buildings or our joint venture properties will mature. At the present time we intend to exercise extension options or refinance the debt associated with our properties on or prior to their respective maturity dates. If any principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. At the time of refinancing, prevailing interest rates or other factors, such as the possible reluctance of lenders to make commercial real estate loans, may result in higher interest rates. Increased interest expense on the refinanced debt would adversely affect cash flow and our ability to service debt and make distributions to stockholders.

Financial covenants could adversely affect our ability to conduct our business.

        The mortgages on our properties contain customary negative covenants that limit our ability to further mortgage the property, to enter into new leases or materially modify existing leases, and to discontinue insurance coverage. In addition, our 2005 unsecured revolving credit facility contains customary restrictions and requirements on our method of operations. Our 2005 unsecured revolving credit facility and unsecured term loan also require us to maintain designated ratios of total debt-to-assets, debt service coverage and unencumbered assets-to-unsecured debt. Restrictions on our ability to conduct business could adversely affect our results of operations and our ability to make distributions to stockholders.

Rising interest rates could adversely affect our cash flow.

        Advances under our 2005 unsecured revolving credit facility and unsecured term loan and certain property-level mortgage debt bear interest at a variable rate. These variable rate borrowings totaled approximately $462.2 million at September 30, 2006. In addition, we could increase the amount of our outstanding variable rate debt in the future, in part by borrowing under our 2005 unsecured revolving credit facility, which had $486.0 million available for draw as of September 30, 2006. Borrowings under our 2005 unsecured revolving credit facility bear interest at a spread equal to the 30-day LIBOR, plus 110 basis points. Borrowings under our unsecured term loan and our secured term loan bear interest at spreads equal to the 30-day LIBOR plus 140 and 125 basis points, respectively. As of September 30, 2006, borrowings under the 2005 unsecured revolving credit facility and secured and unsecured term loans and junior subordinated deferrable interest debentures totaled $0.0, $200.0 million, $325.0 million and $100.0 million, respectively, and bore interest at 6.43%, 5.07%, 5.78%, and 5.61%, respectively. We may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance our debt at higher rates. Accordingly, increases in interest rates above that which we anticipated based upon historical trends could adversely affect our ability to continue to make distributions to stockholders. At September 30, 2006, a hypothetical 100 basis point increase in interest rates along the entire interest rate curve would increase our annual interest costs by approximately $4.4 million and would increase our share of joint venture annual interest costs by approximately $7.6 million.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

        The interest rate hedge instruments we use to manage some of our exposure to interest rate volatility involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements. In addition, these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

Our policy of no limitation on debt could adversely affect our cash flow.

        Our organizational documents do not contain any limitation on the amount of indebtedness we may incur. As of September 30, 2006, assuming the conversion of all outstanding units of the operating partnership into shares of our common stock, our combined debt-to-market capitalization ratio, including our share of joint venture debt of $1.2 billion, was approximately 36.0%. However, our policy is to incur debt only if upon a conversion our consolidated debt to market capitalization ratio would be 60.0% or less. Our board of directors can alter or eliminate this policy and would do so if our board of directors determines that this action is in the best interests of our business. If this policy is changed and we become more highly leveraged, an increase in debt service could adversely affect cash available for distribution to stockholders and could increase the risk of default on our indebtedness. In addition, any change that increases our debt to market capitalization percentage could be viewed negatively by investors. As a result, our share price could decrease.

        We have established our debt policy relative to the total market capitalization of our business rather than relative to the book value of our assets. We use total market capitalization because we believe that the book value of our assets, which to a large extent is the depreciated original cost of our properties, and our primary tangible assets, does not accurately reflect our ability to borrow and to meet debt service requirements. Our market capitalization, however, is more variable than book value, and does not necessarily reflect the fair market value of our assets at all times. We also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties and our business as a whole to generate cash flow to cover expected debt service.

Structured finance investments could cause expenses, which could adversely affect our results of operations.

        We owned mezzanine loans, junior participations and preferred equity interests in sixteen properties with an aggregate book value of approximately $347.6 million at September 30, 2006. Such investments may or may not be recourse obligations of the borrower and are not insured or guaranteed by governmental agencies or otherwise. In the event of a default under these obligations, we may have to realize upon our collateral and thereafter make substantial improvements or repairs to the underlying real estate in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce their obligation to us. Relatively high loan-to-value ratios and declines in the value of the property may prevent us from realizing an amount equal to our investment upon foreclosure or realization.

Joint investments could be adversely affected by our lack of sole decision-making authority and reliance upon a co-venturer's financial condition.

        We co-invest with third parties through partnerships, joint ventures, co-tenancies or other entities, acquiring non-controlling interests in, or sharing responsibility for managing the affairs of, a property, partnership, joint venture, co-tenancy or other entity. Therefore, we will not be in a position to exercise sole decision-making authority regarding that property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may involve risks not present were a third party not involved, including the possibility that our partners, co-tenants or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions. Additionally, our partners or co-venturers might at any time have economic or other business interests or goals, which are inconsistent with our business interests or goals. These investments may also have the potential risk of impasses on decisions such as a sale, because neither we nor the partner, co-tenant or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner, co-tenant or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in specific circumstances be liable for the actions of our third-party partners, co-tenants or co-venturers. As of September 30, 2006, our unconsolidated joint ventures owned seven properties and we had an aggregate cost basis in the joint ventures totaling approximately $549.0 million. As of September 30, 2006, our share of joint venture debt totaled approximately $1.2 billion.

Our joint venture agreements contain terms in favor of our partners that may have an adverse effect on the value of our investments in the joint ventures.

        Each of our joint venture agreements has been individually negotiated with our partner in the joint venture and, in some cases, we have agreed to terms that are favorable to our partner in the joint venture. For example, our partner may be entitled to a specified portion of the profits of the joint venture before we are entitled to any portion of such profits and our partner may have rights to buy our interest in the joint venture, to force us to buy the partner's interest in the joint venture or to compel the sale of the property owned by such joint venture. These rights may permit our partner in a particular joint venture to obtain a greater benefit from the value or profits of the joint venture than us, which may have an adverse effect on the value of our investment in the joint venture and on our financial condition and results of operations. We may also enter into similar arrangements in the future.

We are subject to possible environmental liabilities and other possible liabilities.

        We are subject to various federal, state and local environmental laws. These laws regulate our use, storage, disposal and management of hazardous substances and wastes and can impose liability on property owners or operators for the clean-up of certain hazardous substances released on a property and any associated damage to natural resources without regard to whether the release was legal or whether it was caused by the property owner or operator. The presence of hazardous substances on our properties may adversely affect occupancy and our ability to develop or sell or borrow against those properties. In addition to potential liability for clean-up costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Various laws also impose liability for the clean-up of contamination at any facility (e.g., a landfill) to which we have sent hazardous substances for treatment or disposal, without regard to whether the materials were transported, treated and disposed in accordance with law.

        Our properties may be subject to other risks relating to current or future laws including laws benefiting disabled persons, and other state or local zoning, construction or other regulations. These laws may require significant property modifications in the future for which we may not have budgeted and could result in fines being levied against us. The occurrence of any of these events could have an adverse impact on our cash flows and ability to make distributions to stockholders.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

        Under the Americans with Disabilities Act, or ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to bring the property into compliance. We cannot predict the ultimate amount of the cost of compliance with ADA or other legislation. If we incur substantial costs to comply with the ADA and any other legislation, our financial condition, results of operations and cash flow and/or ability to satisfy our debt service obligations and to pay dividends to our stockholders could be adversely affected.

Our charter documents and applicable law may hinder any attempt to acquire us, which could discourage takeover attempts and prevent our stockholders from receiving a premium over the market price of our stock.

Provisions of our articles of incorporation and bylaws could inhibit changes in control.

        A change of control of our company could benefit stockholders by providing them with a premium over the then-prevailing market price of the stock. However provisions contained in our articles of incorporation and bylaws may delay or prevent a change in control of our company. These provisions, discussed more fully below, are:

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  staggered board of directors;

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  ownership limitations for tax purposes;

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  the board of director's ability to issue additional common stock and preferred stock without stockholder approval; and

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  stockholder rights plan.

Our board of directors is staggered into three separate classes.

        The board of directors of our company is divided into three classes. The terms of the class I, class II and class III directors expire in 2007, 2008 and 2009, respectively. Our staggered board may deter changes in control because of the increased time period necessary for a third party to acquire control of the board.

We have a share ownership limit for REIT tax purposes.

        To remain qualified as a REIT for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals at any time during the last half of any taxable year. For this purpose, stock may be "owned" directly, as well as indirectly under certain constructive ownership rules, including, for example, rules that attribute stock held by one family member to another family member. To avoid violating this rule regarding share ownership limitations and maintain our REIT qualification, our articles of incorporation prohibit ownership by any single stockholder of more than 9.0% in value or number of shares of our common stock. Limitations on the ownership of preferred stock may also be imposed by us.

        The board of directors has the discretion to raise or waive this limitation on ownership for any stockholder if deemed to be in our best interest. To obtain a waiver, a stockholder must present the board and our tax counsel with evidence that ownership in excess of this limit will not affect our present or future REIT status.

        Absent any exemption or waiver, stock acquired or held in excess of the limit on ownership will be transferred to a trust for the exclusive benefit of a designated charitable beneficiary, and the stockholder's rights to distributions and to vote would terminate. The stockholder would be entitled to receive, from the proceeds of any subsequent sale of the shares transferred to the charitable trust, the lesser of: the price paid for the stock or, if the owner did not pay for the stock, the market price of the stock on the date of the event causing the stock to be transferred to the charitable trust; and the amount realized from the sale.

        This limitation on ownership of stock could delay or prevent a change in control.

We have a stockholder rights plan.

        We adopted a stockholder rights plan which provides, among other things, that when specified events occur, our stockholders will be entitled to purchase from us a newly created series of junior preferred shares, subject to our ownership limit described above. The preferred share purchase rights are triggered by the earlier to occur of (1) ten days after the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 17% or more of our outstanding shares of common stock or (2) ten business days after the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 17% or more of our outstanding common stock. The preferred share purchase rights would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

Maryland takeover statutes may prevent a change of control of our company, which could depress our stock price.

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's outstanding shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which he otherwise would have become an interested stockholder.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single group; and

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  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

        In addition, Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" will have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers of the corporation or by directors who are employees of the corporation, under the Maryland Control Share Acquisition Act. "Control shares" means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. A "control share acquisition" means the acquisition of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        We have opted out of these provisions of the Maryland General Corporation Law, or the MGCL, with respect to business combinations and control share acquisitions by resolution of our board of directors and a provision in our bylaws, respectively. However, in the future, our board of directors may reverse its decision by resolution and elect to opt in to the MGCL's business combination provisions, or amend our bylaws and elect to opt in to the MGCL's control share provisions.

        Additionally, Title 8, Subtitle 3 of the MGCL permits our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement takeover defenses, some of which we do not have. Such takeover defenses, if implemented, may have the effect of inhibiting a third party from making us an acquisition proposal or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide you with an opportunity to realize a premium over the then-current market price.

Future issuances of common stock and preferred stock could dilute existing stockholders' interests.

        Our articles of incorporation authorize our board of directors to issue additional shares of common stock and preferred stock without stockholder approval. Any such issuance could dilute our existing stockholders' interests. Also, any future series of preferred stock may have voting provisions that could delay or prevent a change of control.

Changes in market conditions could adversely affect the market price of our common stock.

        As with other publicly traded equity securities, the value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are the following:

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  the extent of your interest in us;

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  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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  our financial performance; and

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  general stock and bond market conditions.

        The market value of our common stock is based primarily upon the market's perception of our growth potential and our current and potential future earnings and cash dividends. Consequently, our common stock may trade at prices that are higher or lower than our net asset value per share of common stock. If our future earnings or cash dividends are less than expected, it is likely that the market price of our common stock will diminish.

Market interest rates may have an effect on the value of our common stock.

        If market interest rates go up, prospective purchasers of shares of our common stock may expect a higher distribution rate on our common stock. Higher market interest rates would not, however, result in more funds for us to distribute and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

There are potential conflicts of interest between us and Mr. Green.

        There is a potential conflict of interest relating to the disposition of the property contributed to us by Stephen L. Green, and his family. Mr. Green serves as the chairman of our board of directors and is an executive officer. As part of our formation, Mr. Green contributed appreciated property, with a net book value of $73.5 million, to the operating partnership in exchange for units of limited partnership interest in the operating partnership. He did not recognize any taxable gain as a result of the contribution. The operating partnership, however, took a tax basis in the contributed property equal to that of the contributing unitholder. The fair market value of the property contributed by him exceeded his tax basis by approximately $34.0 million at the time of contribution. The difference between fair market value and tax basis at the time of contribution represents a built-in gain. If we sell a property in a transaction in which a taxable gain is recognized, for tax purposes the built-in gain would be allocated solely to him and not to us. As a result, Mr. Green has a conflict of interest if the sale of a property, which he contributed, is in our best interest but not his.

        There is a potential conflict of interest relating to the refinancing of indebtedness specifically allocated to Mr. Green. Mr. Green would recognize gain if he were to receive a distribution of cash from the operating partnership in an amount that exceeds his tax basis in his partnership units. His tax basis includes his share of debt, including mortgage indebtedness, owed by our operating partnership. If the operating partnership were to retire such debt, then he would experience a decrease in his share of liabilities, which, for tax purposes, would be treated as a distribution of cash to him. To the extent the deemed distribution of cash exceeded his tax basis, he would recognize gain.

Limitations on our ability to sell or reduce the indebtedness on specific mortgaged properties could adversely affect the value of the stock.

        We have agreed to restrictions relating to future transactions involving 673 First Avenue and 470 Park Avenue South. During the period of time that these restrictions apply, our ability to manage or use these properties in a manner that is in our overall best interests may be impaired. In particular, these restrictions could preclude us from participating in major transactions otherwise favorable to us if a disposition of these restricted assets is required. These restrictions may also inhibit a change in control of our company even though a disposition or change in control might be in the best interests of the stockholders.

        Specifically, we have agreed not to sell our interest in these properties until August 20, 2009 without the approval of unitholders holding at least 75% of the units issued in consideration for these properties. The current gross carrying value of the commercial real estate of these properties totaled approximately $86.9 million at September 30, 2006. We have also agreed not to reduce the mortgage indebtedness (approximately $34.0 million at September 30, 2006), other than pursuant to scheduled amortization, on 673 First Avenue until one year prior to its maturity date without the same consent. In addition, we are obligated to use commercially reasonable efforts to refinance this mortgage prior to its maturity date in an amount not less than the principal amount outstanding on the maturity date. With respect to 673 First Avenue, Mr. Green controls at least 75% of the units whose approval is necessary. With respect to 470 Park Avenue South, Mr. Green controls at least 65% of the units whose approval is necessary. Finally, during this period, we may not incur debt secured by any of these properties if the amount of our new debt would exceed the greater of 75% of the value of the property securing the debt or the amount of existing debt being refinanced plus associated costs. The maturity date for the mortgage loan for 673 First Avenue is February 11, 2013.

        In addition, on May 15, 2002, we acquired the property located at 1515 Broadway, New York, New York. Under a tax protection agreement established to protect the limited partners of the partnership that transferred 1515 Broadway to us, we have agreed not to take certain action that would adversely affect the limited partners' tax positions before December 31, 2011. We also acquired the property located at 220 East 42nd Street, New York, New York, on February 13, 2003 and condominium interests in the property located at 125 Broad Street, New York, New York on March 28, 2003. We have agreed not to take certain action that would adversely affect the tax positions of certain of the partners who held interests in these properties prior to the acquisitions for a period of seven years, in the case of 220 East 42nd Street, and a period of three years, in the case of 125 Broad Street, after the respective acquisitions. We also acquired the property located at 625 Madison Avenue, New York, New York, on October 19, 2004 and have agreed not to take certain action that would adversely affect the tax positions of certain of the partners who held interests in this property prior to the acquisition for a period of seven years after the acquisition.

        In connection with future acquisitions of interests in properties, we may agree to similar restrictions on our ability to sell or refinance the acquired properties with similar potential adverse consequences.

We face potential conflicts of interest.

Members of management may have a conflict of interest over whether to enforce terms of agreements with entities in which senior management, directly or indirectly, has an interest.

        Two entities owned by one of Mr. Green's sons, First Quality Maintenance, L.P. and Classic Security LLC, currently provide cleaning, exterminating and security services to all of our office properties, with the exception of cleaning services at one property. Our company and our tenants accounted for approximately 12.9% of First Quality Maintenance, L.P.'s 2005 total revenue and 42.4% of Classic Security LLC's 2005 total revenue. Bright Star Courier, LLC, a messenger service company owned by one of Mr. Green's sons, has provided messenger services at of our properties since May 1, 2002. We accounted for approximately 29.9% of Bright Star Courier, LLC's 2005 total revenue. In addition, Onyx Restoration Works, a restoration company owned by one of Mr. Green's sons, has provided restoration services at all of our properties since March 2005. We accounted for approximately 67.1% of Onyx Restoration Works' 2005 total revenue. While the contracts pursuant to which these services are provided are reviewed by our board of directors, they are not the result of arm's length negotiations and, therefore, there can be no assurance that the terms and conditions are not less favorable than those which could be obtained from third parties providing comparable services. In addition, to the extent that we choose to enforce our rights under any of these agreements, we may determine to pursue available remedies, such as actions for damages or injunctive relief, less vigorously than we otherwise might because of our desire to maintain our ongoing relationship with the individual involved.

Members of management may have a conflict of interest over whether to enforce terms of senior management's employment and noncompetition agreements.

        Stephen Green, Marc Holliday, Gregory Hughes, Andrew Levine and Andrew Mathias entered into employment and noncompetition agreements with us pursuant to which they have agreed not to engage in the acquisition, development or operation of office real estate in the New York City metropolitan area. For the most part these restrictions apply to the executive both during his employment and for a period of time thereafter. Each executive is also prohibited from otherwise disrupting or interfering with our business through the solicitation of our employees or clients or otherwise. To the extent that we choose to enforce our rights under any of these agreements, we may determine to pursue available remedies, such as actions for damages or injunctive relief, less vigorously than we otherwise might because of our desire to maintain our ongoing relationship with the individual involved. Additionally, the non-competition provisions of these agreements despite being limited in scope and duration, could be difficult to enforce, or may be subject to limited enforcement, should litigation arise over them in the future. Mr. Green has interests in two properties in Manhattan, which are exempt from the non-competition provisions of his employment and non-competition agreement.

Our failure to qualify as a REIT would be costly.

        We believe we have operated in a manner to qualify as a REIT for federal income tax purposes and intend to continue to so operate. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of factual matters and circumstances. These matters, some of which may not be totally within our control, can affect our qualification as a REIT. For example, to qualify as a REIT, at least 95% of our gross income must come from designated sources that are listed in the REIT tax laws. We are also required to distribute to stockholders at least 90% of our REIT taxable income excluding capital gains. The fact that we hold our assets through the operating partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service, which we refer to as the IRS, might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT.

        If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS grants us relief under specific statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, the REIT tax laws would no longer require us to make any distributions to stockholders.

Previously enacted tax legislation reduces tax rates for dividends paid by non-REIT corporations.

        Under certain previously enacted tax legislation, the maximum tax rate on dividends to individuals has generally been reduced from 38.6% to 15% (from January 1, 2003 through December 31, 2008). The reduction in rates on dividends is generally not applicable to dividends paid by a REIT except in limited circumstances that we do not contemplate. Although this legislation will not adversely affect the taxation of REITs or dividends paid by REITs, the favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of non-REIT corporations that pay dividends as relatively more attractive than stocks of REITs. It is not possible to predict whether such a change in perceived relative value will occur or what the effect, if any, this legislation will have on the market price of our stock.

We are dependent on external sources of capital.

        Because of distribution requirements imposed on us to qualify as a REIT, it is not likely that we will be able to fund all future capital needs, including acquisitions, from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. In addition, we anticipate having to raise money in the public equity and debt markets with some regularity, and our ability to do so will depend upon the general conditions prevailing in these markets. At any time conditions may exist which effectively prevent us, and REITs in general, from accessing these markets. Moreover, additional equity offerings may result in substantial dilution of our stockholders' interests, and additional debt financing may substantially increase our leverage.

We face significant competition for tenants.

        The leasing of real estate is highly competitive. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. We directly compete with all lessors and developers of similar space in the areas in which our properties are located. Demand for retail space has been impacted by the recent bankruptcy of a number of retail companies and a general trend toward consolidation in the retail industry, which could adversely affect the ability of our company to attract and retain tenants.

        Our office building properties are concentrated in highly developed areas of midtown Manhattan. Manhattan is the largest office market in the United States. The number of competitive office properties in Manhattan (which may be newer or better located than our properties) could have a material adverse effect on our ability to lease office space at our properties, and on the effective rents we are able to charge.

Competition for acquisitions may reduce the number of acquisition opportunities available to us and increase the costs of those acquisitions.

        We plan to continue to acquire properties as we are presented with attractive opportunities. We may face competition for acquisition opportunities with other investors, particularly private investors who can incur more leverage, and this competition may adversely affect us by subjecting us to the following risks:

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  an inability to acquire a desired property because of competition from other well-capitalized real estate investors, including publicly traded and privately held REITs, institutional investment funds, investment banking firms and other real estate investors; and

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  an increase in the purchase price for such acquisition property, in the event we are able to acquire such desired property.

Loss of our key personnel could harm our operations.

        We are dependent on the efforts of Stephen L. Green, the chairman of our board of directors and an executive officer, and Marc Holliday, our chief executive officer and president. A loss of the services of either of these individuals could adversely affect our operations.

Our business and operations would suffer in the event of system failures.

        Despite system redundancy, the implementation of security measures and the existence of a Disaster Recovery Plan for our internal information technology systems, our systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may also incur additional costs to remedy damages caused by such disruptions.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, affect our operations and affect our reputation.

        Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations and New York Stock Exchange rules, are creating uncertainty for public companies. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors' audit of that assessment has required the commitment of significant financial and managerial resources. In addition, it has become more difficult and more expensive for us to obtain director and officer liability insurance. We expect these efforts to require the continued commitment of significant resources. Further, our directors, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This document and the documents that are incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objectives for future operations. You can identify forward-looking statements by the use of forward-looking expressions such as "may," "will," "should," "expect," "believe," "anticipate," "estimate," "intend," "project," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include those listed under "Risk Factors" beginning on page 2 of this prospectus and the following:

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  general economic or business (particularly real estate) conditions, either nationally or in New York City, being less favorable than expected;

  •
  reduced demand for office space;

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  risks of real estate acquisitions;

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  risks of structured finance investments;

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  availability and creditworthiness of prospective tenants;

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  adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increased insurance costs;

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  availability of capital (debt and equity);

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  unanticipated increases in financing and other costs, including a rise in interest rates;

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  market interest rates could adversely affect the market price for our common stock, as well as our performance and cash flows;

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  our ability to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes, our operating partnership's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to qualify as REITs and certain or our subsidiaries to qualify as Taxable REIT Subsidiaries (as defined below) for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

  •
  accounting principles and policies and guidelines applicable to REITs;

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  competition with other companies;

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  the continuing threat of terrorist attacks on the national, regional and local economies including, in particular, the New York City area and our tenants;

  •
  legislative or regulatory changes adversely affecting REITs and the real estate business; and

  •
  environmental, regulatory and/or safety requirements.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, we intend to contribute the net proceeds from the sale of the securities offered hereby to our operating partnership, which would use such net proceeds for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties (including through the acquisition of individual properties, portfolios and companies) as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. Further details relating to the use of the net proceeds from the sale of a specific series or class of securities will be set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        Our ratios of earnings to combined fixed charges and preferred stock dividends are as follows:

	Pro Forma Nine Months Ended September 30, 2006
		Nine Months Ended September 30, 2006	Year Ended December 31,
			2005	2004	2003	2002	2001
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.28x	2.03x	2.91x	3.37x	2.09x	1.87x	1.75x

        The ratio of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges. For the purpose of calculating the ratios, our earnings have been calculated by adding fixed charges to income or loss from continuing operations before adjustment for minority interests plus distributions from unconsolidated joint ventures, excluding gains or losses from sale of property and the cumulative effect of changes in accounting principles. Fixed charges consist of interest expense including the amortization of debt issuance costs, rental expense deemed to represent interest expense and preferred dividends paid on our 8.0% Series A convertible, cumulative preferred stock and our 7.625% Series C and our 7.875% Series D cumulative redeemable preferred stock. We converted our 8.0% Series A convertible, cumulative preferred stock on September 30, 2003.

DESCRIPTION OF COMMON STOCK

        The following description of the terms of our common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, our articles of incorporation and bylaws, each as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the MGCL.

General

        Our articles of incorporation provide that we may issue up to 100,000,000 shares of common stock, $.01 par value per share. Subject to the provisions of the articles of incorporation regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. On September 30, 2006, there were 45,773,779 shares of common stock outstanding.

        All shares of common stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the articles of incorporation regarding excess stock, holders of shares of common stock are entitled to receive dividends on this stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the articles of incorporation regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

Provisions of Our Articles of Incorporation

        The articles of incorporation authorize our board of directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

        Our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The use of a staggered board may delay or defer a change in control of our company or removal of incumbent management.

        The articles of incorporation also provide that, except for any directors who may be elected by holders of a class or series of capital stock other than our common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors. Vacancies on the board of directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the stockholders by a majority of the votes entitled to be cast for the election of directors.

Restrictions on Ownership

        For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, not more than 50% in value of our outstanding common stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and other requirements for qualification as a REIT, our board of directors has adopted, and the stockholders prior to the initial public offering approved, a provision in the articles of incorporation restricting the ownership or acquisition of shares of our capital stock. See "Restrictions on Ownership of Capital Stock" beginning on page 36 of this prospectus.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is The Bank of New York.

DESCRIPTION OF PREFERRED STOCK

        The following description of the terms of our preferred stock is only a summary. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to our articles of incorporation, which includes the articles supplementary relating to each series of preferred stock, and our bylaws, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the MGCL.

General

        Our articles of incorporation provides that we may issue up to 25,000,000 shares of preferred stock, $.01 par value per share. As of September 30, 2006, there were 10,300,000 shares of preferred stock outstanding, consisting of 6,300,000 shares of 7.625% Series C cumulative redeemable preferred stock and 4,000,000 shares of 7.875% Series D cumulative redeemable preferred stock. A description of our 7.625% Series C cumulative redeemable preferred stock and our 7.875% Series D cumulative redeemable preferred stock is set forth in our registration statements on Form 8-A and 8-A/A, respectively, filed with the SEC on December 10, 2003 and July 14, 2004, respectively, each of which is incorporated herein by reference.

        In February 2000, our board of directors authorized a dividend of one preferred share purchase right for each outstanding share of common stock under a shareholder rights plan. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series B junior participating preferred stock. The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner that causes the rights to become discount rights unless the offer is conditional on a substantial number of rights being acquired. The rights, however, should not affect any prospective acquirer willing to make an offer at a price that is fair and not inadequate and otherwise in our best interest and in the best interest of our stockholders. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, redeem the outstanding rights at a specified redemption price. A complete description of the rights to purchase shares of our Series B junior participating preferred stock is set forth in our Registration Statement on Form 8-A, filed with the SEC on May 16, 2000, and incorporated herein by reference.

        The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws and any applicable articles supplementary to the articles of incorporation designating terms of a series of preferred stock.

        The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although our board of directors does not have this intention at the present time, it could establish another series of preferred stock, in addition to the Series B junior participation stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

        Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board of directors. The preferred stock will, when issued, be fully paid and nonassessible by us and will have no preemptive rights.

        Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

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  The title and stated value of the preferred stock;

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  The number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

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  The dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

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  The date from which dividends on the preferred stock shall accumulate, if applicable;

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  The procedures for any auction and remarketing, if any, for the preferred stock;

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  The provision for a sinking fund, if any, for the preferred stock;

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  The provision for redemption, if applicable, of the preferred stock;

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  Any listing of the preferred stock on any securities exchange;

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  The terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

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  The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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  Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of our company as a REIT;

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  A discussion of federal income tax considerations applicable to the preferred stock; and

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  Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

          (a)   senior to all classes or series of common stock and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred stock;

          (b)   on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and

          (c)   junior to all equity securities issued by us which the terms of the preferred stock provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

Dividends

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

        Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.

        Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of this series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on this series of preferred stock are declared payable on any future dividend payment date.

        If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of this series for any period unless:

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  if this series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods and the then current dividend period; or

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  if this series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of this series.

        When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of this series, all dividends declared upon the preferred stock of this series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of this series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of this series and the other series of preferred stock which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock, does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of this series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:

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  by conversion into or exchange for other of our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; or

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  redemptions for the purpose of preserving our status as a REIT.

Redemption

        If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

        The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable capital stock of our company pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock shall be redeemed unless all outstanding preferred stock of this series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series. In addition, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of this series except by conversion into or exchange for our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series.

        If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

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  the redemption date;

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  the number of shares and series of the preferred stock to be redeemed;

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  the redemption price;

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  the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

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  that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

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  the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

        If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aide by us in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock of this series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred stock shall be entitled to receive out of our assets of our company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of this series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

Voting Rights

        Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

        Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if this series of preferred stock has a cumulative dividend, all dividends accumulated on these shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if this series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of directors will be increased by two directors.

        Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of this series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with this series voting separately as a class:

          (a)   authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized capital stock into this series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of this series of preferred stock; or

          (b)   amend, alter or repeal the provisions of the articles of incorporation or the designating amendment for this series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of this series of preferred stock or the holders thereof;

provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as this series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of this series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of this series of preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of this series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of this series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

        The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Shareholder Liability

        As discussed above under "Description of Common Stock—General," applicable Maryland law provides that no shareholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Restrictions on Ownership

        As discussed below under "Restrictions on Ownership of Capital Stock," for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. An individual for these purposes is defined by the federal income tax laws pertaining to REITs and is very complex. Therefore, the designating articles supplementary for each series of preferred stock may contain provisions restricting the ownership and transfer of such series of preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

        The Registrar and Transfer Agent for the preferred stock is The Bank of New York.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the terms of the depositary shares is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement, our articles of incorporation and the form of articles supplementary for the applicable series of preferred stock.

General

        We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among our company, the depositary named therein and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by our company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with our company) that it is not feasible to make such distribution, in which case the depositary may (with the approval of our company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

Liquidation Preference

        In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the prospectus supplement.

Redemption

        If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

        Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

        The deposit agreement will be permitted to be terminated by our company upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid.

Miscellaneous

        The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.

        Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

        In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and our company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from our company.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Restrictions on Ownership

        The deposit agreement or the designating articles supplementary for the series of preferred stock represented by such depositary shares, or both, may contain provisions restricting the ownership and transfer of the depositary shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock represented by such depositary shares. See "Restrictions on Ownership of Capital Stock."

Federal Income Tax Consequences

        Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. In addition, (i) no gain or loss will be recognized for federal income tax purpose upon the withdrawal of preferred stock to an exchange owner of depositary shares, (ii) the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and (iii) the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF WARRANTS

        The following description of the terms of the warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement.

        We may issue warrants for the purchase of common stock, preferred stock or depositary shares and may issue warrants independently or together with common stock, preferred stock, depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

        The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the type and number of securities purchasable upon exercise of such warrants;

  •
  the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

  •
  the date, if any, on and after which such warrants and the related securities will be separately transferable;

  •
  the price at which each security purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  the minimum or maximum amount of such warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  any anti-dilution protection;

  •
  a discussion of certain federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the shares of common stock or preferred stock purchasable upon such exercise may be entitled.

        Each warrant will entitle the holder to purchase for cash such number of shares of common stock or preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

        Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW

        The following summary of certain anti-takeover provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our articles of incorporation and bylaws, each as amended.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer of equity securities or reclassification of equity securities) between a Maryland corporation and any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, an interested stockholder, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the Maryland corporation law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the Maryland corporation law do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

        Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the Maryland corporation law and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of our company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super- majority vote requirements and the other provisions of the statute. However, no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to us.

Control Share Acquisitions

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:(i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of, voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any holder of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Anti-Takeover Effect of Certain Provisions of Maryland Law

        The business combination provisions and the control share acquisition provisions of the MGCL could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of securities or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

Excess Stock

        Our articles of incorporation provide that we may issue up to 75,000,000 shares of excess stock, par value $.01 per share. For a description of excess stock, See "—Restrictions on Ownership" below.

Restrictions on Ownership

        For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as our stockholders.

        In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our articles of incorporation, subject to exceptions, provide that no shareholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which we refer to as the "Ownership Limit," of the aggregate number or value of our outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by us. See "Description of Preferred Stock—Restrictions on Ownership" beginning on page 27 of this prospectus. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in our being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that this action is in our best interest.

        Shares of capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-shareholder. Any dividend or distribution paid to the original transferee-shareholder of excess stock prior to the discovery by us that capital stock has been transferred in violation of the provisions of our articles of incorporation shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void from the beginning with respect to the original transferee-shareholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee-shareholder of shares of capital stock constituting excess stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the articles of incorporation shall be rescinded as void from the beginning. While the excess stock is held in trust, the original transferee-shareholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the Ownership Limit. If this transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee shareholder and to the charitable beneficiary as described herein. The original transferee-shareholder shall receive the lesser of (a) the price paid by the original transferee- shareholder for the shares of capital stock that were converted into excess stock or, if the original transferee-shareholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-shareholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed in the same manner as proceeds of a sale of excess stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-shareholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.

        In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held in trust, to purchase all or any portion of the shares of excess stock at the lesser of (a) the price initially paid for the shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for the shares, the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the date we elect to purchase the shares. We may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee- shareholder and are owed by the original transferee-shareholder to the trustee. We may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee- shareholder gives notice to us of the transfer or, if no notice is given, the date the board of directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the NYSE.

        All certificates representing shares of stock will bear a legend referring to the restrictions described above.

        Each shareholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock of our company as the board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of our company unless the board of directors determines that maintenance of REIT status is no longer in the best interest of our company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material federal income tax consequences that are generally applicable to prospective holders of the offered securities. The specific tax consequences of owning the offered securities will vary depending on the circumstances of a particular stockholder. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders. Therefore, we strongly recommend that stockholders review the following discussion and then consult with a tax advisor to determine the anticipated tax consequences of owning the offered securities.

        The information in this section and the opinions of Greenberg Traurig, LLP are based on the Code, existing and proposed Treasury regulations thereunder, current administrative interpretations and court decisions. We cannot assume that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders. Any such change could apply retroactively to transactions preceding the date of change. We cannot assume that the opinions and statements set forth herein, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are U.S. persons for federal income tax purposes (as described below) and who hold the offered securities as "capital assets" within the meaning of Section 1221 of the Code. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

        Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, prospective stockholders should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, prospective stockholders are urged to consult with their own tax advisors with regard to the application of the federal income tax laws to such stockholders' respective personal tax situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of SL Green

        We elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for our taxable year ended December 31, 1997. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT. In the opinion of Greenberg Traurig, LLP, commencing with our taxable year ended December 31, 2001, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our method of operation enables us to continue to meet the requirements for qualification and taxation as a REIT. This opinion is based on factual representations relating to the organization and operation of SL Green, the operating partnership, their respective subsidiaries, factual representations relating to our continued efforts to comply with the various REIT tests and such documents that Greenberg Traurig, LLP has considered necessary or appropriate to review as a basis for rendering this opinion. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various qualification tests imposed under the Code. Greenberg Traurig, LLP will not review compliance with these tests on a continuing basis. See "Failure to Qualify" below.

        The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to stockholders. This treatment substantially eliminates the double taxation (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to federal income and excise tax in specific circumstances, including the following:

  •
  we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, other than retained capital gains as discussed below.

  •
  we may be subject to the alternative minimum tax on our items of tax preference.

  •
  if we have (a) net income from the sale or other disposition of foreclosure property (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

  •
  if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

  •
  if we fail to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% test and (b) the amount by which we fail the 95% test, multiplied by (ii) a fraction intended to reflect our profitability.

  •
  if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  •
  if we acquire any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the corporation and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then we will be subject to the built-in gain rule. Built-in gain is the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis in such property at such time. Under the built-in gain rule, such gain will be subject to tax at the highest regular corporate rate applicable.

  •
  if it is determined that amounts of certain income and expense were not allocated between us and a Taxable REIT Subsidiary (as defined herein) on the basis of arm's length dealing, or to the extent we change a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts.

Requirements for Qualification

        The Code defines a REIT as a corporation, trust, or association:

  (a)
  that is managed by one or more trustees or directors;

  (b)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (c)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (d)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (e)
  the beneficial ownership of which is held by 100 or more persons;

  (f)
  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

  (g)
  that meets other tests, described below, regarding the nature of its income and assets.

        The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. We believe we have issued and have outstanding sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (e) and (f). In addition, we intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Our articles of incorporation include restrictions regarding the transfer of shares of capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (e) and (f) above. See "Restrictions on Ownership of Capital Stock" beginning on page 36 of this prospectus.

        If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Similarly, a single member limited liability company owned by the REIT or by the operating partnership is generally disregarded as a separate entity for federal income tax purposes.

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the partnership. Thus, our proportionate share of the assets, liabilities and items of gross income of the operating partnership will be treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

        Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

        Income Tests.    In order to maintain qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of the REIT's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments. Second, at least 95% of the REIT's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under specific provisions of the Code. These relief provisions generally are available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying net income.

        For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:

  •
  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  •
  rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant.

  •
  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property.

  •
  the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary (as defined herein) or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

        The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT's direct costs of performing such services, is 1% or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).

        We have received a favorable ruling from the IRS with respect to our provision of telecommunication services, including high-speed Internet access, to our tenants. Under the ruling, providing these services to a property will not disqualify rents received from the property. In addition, amounts that we receive for providing these services will constitute rents from real property.

        Asset Tests.    In order to maintain qualification as a REIT, we must also satisfy, at the close of each quarter of our taxable year, the following tests relating to the nature of our assets:

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  at least 75% of the value of our total assets must be represented by real estate assets, including (a) our allocable share of real estate assets held by the operating partnership or any partnerships in which the operating partnership owns an interest and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering of SL Green, cash, cash items and government securities;

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  no more than 20% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries; and

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  except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary: (a) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; (b) we may not own more than 10% of the total voting power of any one issuer's outstanding securities; and (c) we may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain "straight debt" securities).

        We own in excess of 10% of the stock of each of One Park Avenue Realty Corp., 1250 Broadway Realty Corp., 1515 Broadway Realty Corp., Rock-Green Inc. and Gramercy Capital Corp., each of which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, each of these companies is subject to the various REIT qualification requirements. We believe that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If any of these companies were to fail to qualify as a REIT, our interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to our ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries). As a result, we could fail to qualify as a REIT.

        A "Taxable REIT Subsidiary" is a corporation in which we own an interest that may earn income that would not be qualifying income if we earned it directly and may hold assets that would not be qualifying assets if we held them directly. We may hold up to 100% of the stock in a Taxable REIT Subsidiary. To treat a corporation as a Taxable REIT Subsidiary, we and the corporation must make a joint election by filing a Form 8875 with the IRS. A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns. Moreover, to prevent shifting of income and expenses between us and a Taxable REIT Subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the Taxable REIT Subsidiary at arm's length. The 100% tax is also imposed to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate.

        After initially meeting an asset test at the close of any quarter, we will not lose our status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        Under recently enacted legislation effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure of the 5% test, the 10% vote test or the 10% value test if value of the assets causing the violation did not exceed the lesser of 1% of the value of our assets at the end of the quarter in which the violation occurred or $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test or the 20% test, we would not lose our REIT status if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (A) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income. We must pay the distribution during the taxable year to which the distributions relate, or during the following taxable year, if declared before we timely file our tax return for the preceding year and paid on or before the first regular dividend payment after the declaration. In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT ordinary taxable income, we will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Moreover, the partnership agreement of the operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause the operating partnership to make distributions to its partners in amounts sufficient to permit us to meet these distribution requirements. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. In the event that such circumstances do occur, then in order to meet the 90% distribution requirement, we may cause the operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required distributions.

        Under specific circumstances, we may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

        Under recently enacted legislation, effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to satisfy certain REIT requirements, such as requirements involving our organizational structure, if the failure was due to reasonable cause and not due to willful neglect and we were to pay a tax of $50,000. It is not possible, however, to state whether in all cases we would be entitled to this statutory relief.

Taxation of Stockholders

        This discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors for a complete description of the tax consequences of investing in the offered stock.

U.S. Stockholders

        As used herein, the term U.S. Stockholder means a stockholder who is a U.S. Person. A U.S. Person is defined as a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable Treasury regulations), an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, specific trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be U.S. Persons.

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the stockholder has held our stock. If we elect to retain and pay income tax on any net capital gain, U.S. Stockholders would include in their income as capital gain their proportionate share of such net capital gain. A U.S. Stockholder would also receive the right to claim a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock. This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by us. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of the stock. To the extent that such distributions exceed a U.S. Stockholder's adjusted basis in the stock, such distribution will be included in income as capital gain, assuming the stock is a capital asset in the hands of the stockholder.

        Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year.

        Sale or Exchange.    In general, a U.S. Stockholder realizes capital gain or loss on the sale or exchange of the stock equal to the difference between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the stockholder's adjusted basis in the stock. To the extent a U.S. Stockholder who is an individual, a trust or an estate holds the stock for more than one year, any gain realized would be subject to tax rates applicable to long-term capital gains. However, any loss recognized by a U.S. Stockholder from selling or otherwise disposing of stock held for six months or less will be treated as long-term capital loss to the extent of dividends received by the stockholder that were required to be treated as long-term capital gains.

        Recent Tax Legislation.    Under legislation recently enacted, the maximum tax rate on long-term capital gains to individuals has generally been reduced from 20% to 15% (from May 6, 2003 through December 31, 2008) and the maximum tax rate on dividends to individuals has generally been reduced from 38.6% to 15% (from January 1, 2003 through December 31, 2008). The reduction in long-term capital gain rates will generally be applicable to sales of stock of a REIT and capital gain dividends received from a REIT (except to the extent representing real estate depreciation recapture, which continues to be taxed at a 25% rate). For capital gain dividends attributable to our capital gains for periods prior to May 6, 2003, non-corporate U.S. stockholders may continue to be taxed at a 20% rate with respect to such dividends. The reduction in rates on dividends is generally not applicable to dividends paid by a REIT except in limited circumstances that we do not contemplate.

        Backup Withholding.    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to dividends paid unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

        An individual who is a U.S. Stockholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Stockholder does not provide us with their correct taxpayer identification number, then the U.S. Stockholder may also be subject to penalties imposed by the IRS.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against the U.S. Stockholders federal income tax liability, provided the U.S. Stockholder furnishes the required information to the IRS.

Taxation of Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, the dividend income from our stock will not be UBTI to a tax-exempt stockholder, provided that the tax-exempt stockholder has not held stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the tax-exempt stockholder's exempt purpose. Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as debt financed property within the meaning of the Code or has used the shares in a trade or business.

        Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a). In general, we will be treated as a pension-held REIT if both (a) we are predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of our stock or one or more such trusts, each holding more than 10% of the value of our stock, collectively hold more than 50% of the value of our stock) and (b) we would not be a REIT if we had to treat our stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). Although we do not anticipate being classified as a pension-held REIT, we cannot assume that this will always be the case.

        In addition, if you are a tax-exempt stockholder described in Section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. You are described in Section 512(a)(3) if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20).

Taxation of Non-U.S. Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which are referred to collectively as Non-U.S. Stockholders are complex and no attempt will be made herein to provide more than a limited summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the stock, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Stockholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the shares of the stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation.

        Dividends paid to an address in a country outside the United States are not presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A Non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business, may need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI. Other requirements may apply to Non-U.S. Stockholders that hold their shares through a financial intermediary or foreign partnership.

        Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from the disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of the stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Capital Gain Dividends.    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by us as a capital gain dividend. Under recently enacted legislation, capital gain dividends paid to a Non-U.S. Stockholder with respect to a class of REIT stock that is regularly traded on an established securities market in the United States will be treated as ordinary dividends, and not as capital gain dividends subject to FIRPTA, if the Non-U.S. Stockholder owns no more than 5% of the class of stock at any time during the one year period ending on the dividend payment date.

        Sale or Exchange of Stock.    Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of stock, including a redemption that is treated as a sale, generally will not be taxed under FIRPTA if we are a domestically controlled REIT. A REIT is a "domestically controlled REIT" if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. persons. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (a) investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

        Although we anticipate that we will qualify as a domestically controlled REIT, we cannot assume that we will continue to so qualify. If we were not a domestically controlled REIT, whether or not a Non-U.S. Stockholder's sale of stock would be subject to tax under FIRPTA would depend on whether or not the stock was regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder's interest in us. If the gain on the sale of the stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 10% of the gross purchase price.

Other Tax Considerations

Effect of Tax Status of Operating Partnership and Other Entities on REIT Qualification

        All of our significant investments are held through the operating partnership. The operating partnership may hold interests in properties through property-owning entities. The operating partnership and the property-owning entities, as well as SL Green Management LLC, involve special tax considerations. These tax considerations include:

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  allocations of income and expense items of the operating partnership and the property-owning entities, which could affect the computation of taxable income of SL Green;

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  the status of the operating partnership, the property-owning entities and SL Green Management LLC as partnerships or entities that are disregarded as entities separate from their owners, as opposed to associations taxable as corporations, for income tax purposes, and

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  the taking of actions by the operating partnership or any of the property-owning entities that could adversely affect our qualification as a REIT.

        In the opinion of Greenberg Traurig, LLP, based on the factual representations by our company and the operating partnership, as set forth in the first paragraph of this section, for federal income tax purposes, the operating partnership will be treated as a partnership and neither SL Green

Management LLC nor any of the property-owning entities will be treated as an association taxable as a corporation (other than a Taxable REIT Subsidiary or corporation qualified to make a REIT election). If, however, the operating partnership or any of such other entities were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

        The partnership agreement requires that the operating partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of the operating partnership through its rights as the sole general partner of the operating partnership.

Tax Allocations with Respect to the Properties

        When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. Therefore, the partnership's basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a "Book-Tax Difference." Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was funded by way of contributions of appreciated property to the operating partnership in the transactions leading to its formation. Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the "Section 704(c) Regulations."

        The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes. The operating partnership generally uses the "traditional method" of Section 704(c) allocations, which is the least favorable method from our perspective because of technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to SL Green and other partners who did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if the operating partnership had purchased such property for its fair market value at the time of contribution. In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property. These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause us (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of such contributed interests in the properties at a book loss, than the economic or book loss allocated to us as a result of such sale, with a corresponding benefit to the other partners in the operating partnership. These allocations might adversely affect our ability to comply with REIT distribution requirements, although we do not anticipate that this will occur. These allocations may also affect our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed values.

        Interests in the properties purchased by the operating partnership for cash simultaneously with or subsequent to our admission to the operating partnership initially will have a tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

Tax Shelter Reporting

        Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Federal Estate Taxes

        In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

State and Local Tax

        SL Green and our stockholders may be subject to state and local tax in states and localities in which it does business or owns property. Our tax treatment and the tax treatment of the stockholders in such jurisdictions may differ from the federal income tax treatment described above.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. We also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

        Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder (other than common stock and preferred stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or the operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

        In connection with an offering of securities, the underwriters may engage in stabilizing and syndicate covering transactions. These transactions may include over-allotments or short sales of the securities, which involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and the operating partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

        The validity of the issuance of the securities offered hereby will be passed upon by Clifford Chance US LLP, New York, New York, and the legal matters described under "Material Federal Income Tax Consequences" will be passed upon by Greenberg Traurig, LLP, New York, New York.

EXPERTS

        The consolidated financial statements of SL Green Realty Corp., appearing in SL Green Realty Corp.'s Current Report (Form 8-K dated September 18, 2006), for the year ended December 31, 2005 (including the schedule appearing therein), and SL Green Realty Corp. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in SL Green Realty Corp.'s Annual Report (Form 10-K), and the consolidated financial statements of Rock-Green Inc. appearing in SL Green Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Reckson Associates Realty Corp. for the year ended December 31, 2005 (including the schedule appearing therein) and Reckson Associates Realty Corp. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, appearing in SL Green Realty Corp.'s Current Report (Form 8-K dated November 28, 2006), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2005
Quarterly Reports on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2006 Quarter ended June 30, 2006 Quarter ended September 30, 2006
Filed
Current Reports on Form 8-K and 8-K/A (File No. 1-13199)	January 24, 2006 (with respect to Item 8.01 only)
March 21, 2006
March 24, 2006
April 25, 2006 (with respect to Items 1.01 and 8.01 only)
June 16, 2006 (filed pursuant to Item 8.01)
July 7, 2006
July 18, 2006
August 9, 2006
August 18, 2006
September 14, 2006
September 18, 2006
September 22, 2006
October 19, 2006
October 24, 2006 (with respect to Item 8.01 only)
October 27, 2006
November 28, 2006
Filed
Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 17, 2006
Filed
Description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-13199)	July 21, 1997
Description of the rights to purchase shares of our Series B junior participating preferred stock contained in our Registration Statement on Form 8-A (File No. 1-13199)	March 16, 2000
Description of our Series C cumulative redeemable preferred stock contained in our Registration Statement on Form 8-A (File No. 1-13199)	December 10, 2003

Description of our Series D cumulative redeemable preferred stock contained in our Registration Statement on Form 8-A (File No. 1-13199)	May 20, 2004
Description of our Series D cumulative redeemable preferred stock contained in our Registration Statement on Form 8-A/A (File No. 1-13199)	July 14, 2004

        All documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but before the termination of the offering of securities made under this prospectus will also be deemed to be incorporated by reference.

        If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Andrew S. Levine, Esq., SL Green Realty Corp., 420 Lexington Avenue, New York, NY 10170, telephone number (212) 594-2700.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following sets forth the estimated expenses in connection with the issuance and distribution of our securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by us:

SEC registration fee	$0.00	*
Printing and engraving expenses(1)	$10,000
Legal fees and expenses(1)	$50,000
Accounting fees and expenses(1)	$30,000
Miscellaneous	$15,000
Total	$105,000

*
In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fees, except for $7,937.76 of unutilized fees relating to $62,650,000 aggregate initial offering price of unsold securities that were registered under Registration Statement No. 333-113076, filed on February 25, 2004 (out of an aggregate filing fee of $63,350 that was previously paid for $500,000,000 aggregate initial offering price of securities). Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, such unutilized filing fees may be applied to the filing fees payable pursuant to this Registration Statement.

(1)
Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15. Indemnification of Directors and Officers.

        The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        Our articles of incorporation authorize us, to the maximum extent permitted by Maryland law, to obligate ourself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of our company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The articles of incorporation and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

        We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.

Item 16. Exhibits.

1.1	Form of Underwriting Agreement, if applicable.(†)
4.1	Specimen Common Stock certificate incorporated by reference to the Company's Registration statement on Form S-11 (No. 333-29329), declared effective by the Commission on August 14, 1997.
4.2	Specimen Stock Certificate for the 7.625% Series C Cumulative Redeemable Preferred Stock incorporated by reference to the Company's Current Report on Form 8-K on December 10, 2003.
4.3	Articles Supplementary designating the Company's 7.625% Series C Cumulative Redeemable Preferred Stock incorporated by reference to the Company's Current Report on Form 8-K on December 10, 2003.
4.4	Specimen Stock Certificate for the 7.875% Series D Cumulative Redeemable Preferred Stock incorporated by reference to the Company's Current Report on Form 8-K on July 14, 2004.
4.5	Articles Supplementary designating the Company's 7.875% Series D Cumulative Redeemable Preferred Stock incorporated by reference to the Company's Current Report on Form 8-K on July 14, 2004.
4.6	Form of Articles Supplementary for Preferred Stock.(†)

4.7	Form of Deposit Agreement.(†)
4.8	Form of Deposit Receipt.(†)
4.9	Form of Warrant Agreement.(†)
5.1	Opinion of Clifford Chance US LLP regarding the legality of the securities being registered, filed herewith.
8.1	Opinion of Greenberg Traurig, LLP regarding certain tax matters, filed herewith.
12.1	Statements Regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends, filed herewith.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1), filed herewith.
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1), filed herewith.
23.3	Consent of Ernst & Young LLP, filed herewith.
23.4	Consent of Ernst & Young LLP, filed herewith.
24.1	Power of Attorney (included on signature page of this registration statement).

(†)
To be filed by amendment or in a Current Report on Form 8-K in connection with the offering of specific securities.

Item 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, That: (B) Paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (a)   If the registrant is relying on Rule 430B:

              (i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, SL Green Realty Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, on November 28, 2006.

SL GREEN REALTY CORP.
By:	/s/ GREGORY F. HUGHES Gregory F. Hughes Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SL Green Realty Corp., hereby severally constitute Marc Holliday, Gregory F. Hughes and Andrew S. Levine, and each of them singly, our due and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all similar things in our names and in our capacities as officers and directors to enable SL Green Realty Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MARC HOLLIDAY Marc Holliday	Chief Executive Officer, President and Director (Principal Executive Officer)	November 28, 2006
/s/ GREGORY F. HUGHES Gregory F. Hughes	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 28, 2006
/s/ STEPHEN L. GREEN Stephen L. Green	Chairman of the Board of Directors	November 28, 2006
/s/ EDWIN T. BURTON, III Edwin T. Burton, III	Director	November 28, 2006
/s/ JOHN H. ALSCHULER, JR.
John H. Alschuler, Jr.	Director	November 28, 2006
/s/ JOHN S. LEVY John S. Levy	Director	November 28, 2006

INDEX TO EXHIBITS

1.1	Form of Underwriting Agreement, if applicable.(†)
4.1	Specimen Common Stock certificate incorporated by reference to the Company's Registration statement on Form S-11 (No. 333-29329), declared effective by the Commission on August 14, 1997.
4.2	Specimen Stock Certificate for the 7.625% Series C Cumulative Redeemable Preferred Stock incorporated by reference to the Company's Current Report on Form 8-K on December 10, 2003.
4.3	Articles Supplementary designating the Company's 7.625% Series C Cumulative Redeemable Preferred Stock incorporated by reference to the Company's Current Report on Form 8-K on December 10, 2003.
4.4	Specimen Stock Certificate for the 7.875% Series D Cumulative Redeemable Preferred Stock incorporated by reference to the Company's Current Report on Form 8-K on July 14, 2004.
4.5	Articles Supplementary designating the Company's 7.875% Series D Cumulative Redeemable Preferred Stock incorporated by reference to the Company's Current Report on Form 8-K on July 14, 2004.
4.6	Form of Articles Supplementary for Preferred Stock.(†)
4.7	Form of Deposit Agreement.(†)
4.8	Form of Deposit Receipt.(†)
4.9	Form of Warrant Agreement.(†)
5.1	Opinion of Clifford Chance US LLP regarding the legality of the securities being registered, filed herewith.
8.1	Opinion of Greenberg Traurig, LLP regarding certain tax matters, filed herewith.
12.1	Statements Regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends, filed herewith.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1), filed herewith.
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1), filed herewith.
23.3	Consent of Ernst & Young LLP, filed herewith.
23.4	Consent of Ernst & Young LLP, filed herewith.
24.1	Power of Attorney (included on signature page of this registration statement).

(†)
To be filed by amendment or in a Current Report on Form 8-K in connection with the offering of specific securities.

QuickLinks

Common Stock, Preferred Stock, Depositary Shares Representing Preferred Stock and Warrants
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
INFORMATION ABOUT SL GREEN
RISK FACTORS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW
RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES AND POWER OF ATTORNEY
INDEX TO EXHIBITS